Exhibit 99.1

BLUELINE PARTNERS CO-FOUNDER TIM BACCI
JOINS UNIFY BOARD OF DIRECTORS

ROSEVILLE, Calif., - August 20, 2009 – Unify Corp. (NASDAQ: UNFY), a global provider of application development, data management, migration and e-mail archiving software, today announced the appointment of Tim Bacci to its board of directors. Mr. Bacci, formerly a member of the AXS-One board of directors, is the founder and managing partner of BlueLine Partners, LLC. In addition to representing BlueLine’s investment in Unify, he adds extensive knowledge of the archiving market and related technologies that could further Unify’s acquisition growth strategy.

“Tim is a highly regarded entrepreneur who brings a tremendous perspective and a successful track record to the board,” said Todd Wille, CEO of Unify. “His continuity and knowledge of the archiving market, as well as his contacts, will be crucial to our plans to grow revenues and market share with the AXS-One solutions.”

Mr. Bacci co-founded BlueLine Partners, a Calif.-based strategic opportunities fund with more than $100 million in assets invested in small, publicly-traded, and undervalued healthcare and IT companies. Prior to BlueLine, he spent 15 years in executive positions for software companies, including serving as chairman and interim CEO of Instant802 Networks and CEO of siteROCK Corp. He was a co-founder of Vicinity Corporation, which was acquired by Microsoft in 2002. Additionally, he has served as a consultant to several early stage technology companies addressing areas related to corporate strategy and executive recruiting. Mr. Bacci holds a B.S. in engineering from the United States Naval Academy and served as an officer on active duty in the U.S. Navy as a fighter pilot.

During his tenure on the AXS-One board, Mr. Bacci served on the Audit, Governance, Nominating and Compensation Committees. He currently serves on the boards of directors of Syntrio Inc., siteROCK and Instant802 Networks.

About Unify
Unify (NASDAQ: UNFY) is a global provider of application development, data management, migration and e-mail archiving software. Unify’s software and services modernize and maximize the development, deployment and migration of business-critical applications and data, while providing a measurable return on investment. Unify’s award-winning AXS-One technology enables organizations to archive and manage the retention and disposition of disparate electronic records while addressing cost management, corporate governance, legal discovery and regulatory compliance. Unify is headquartered in Roseville, Calif., with offices in Rutherford, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com, www.axsone.com or email info@unify.com.

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